Exhibit 99.2

30-Jul-2026

FTI Consulting, Inc. (FCN)

Q2 2026 Earnings Call

CORPORATE PARTICIPANTS

Mollie Hawkes Global Head-Marketing, Communications & Investor Relations, FTI Consulting, Inc.	Angela Nam Chief Financial Officer, FTI Consulting, Inc.
Steven Henry Gunby Chairman, President & Chief Executive Officer, FTI Consulting, Inc.

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OTHER PARTICIPANTS

James Yaro Analyst, Goldman Sachs & Co. LLC	Tobey Sommer Analyst, Truist Securities, Inc.
Andrew Nicholas Analyst, William Blair & Co. LLC

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MANAGEMENT DISCUSSION SECTION

Operator: Welcome to the FTI Consulting Second Quarter 2026 Earnings Conference Call. All participants will be in listen-only mode. [Operator Instructions] After today's presentation, there will be an opportunity to ask questions. [Operator Instructions] Please note today's event is being recorded.

I would now like to turn the conference over to Mollie Hawkes, Head of Investor Relations. Please go ahead.

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Mollie Hawkes

Global Head-Marketing, Communications & Investor Relations, FTI Consulting, Inc.

Good morning. Welcome to the FTI Consulting conference call to discuss the company's second quarter 2026 earnings results as reported this morning. Management will begin with formal remarks, after which they will take your questions.

Before we begin, I would like to remind everyone that this conference call may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act, including the company's outlook and expectations for the full year 2026, based on management's current beliefs and expectations. These forward-looking statements involve many risks and uncertainties, assumptions, and estimates, and other factors that could cause actual results to differ materially from such statements. For a discussion of risks and other factors that may cause actual results or events to differ from those contemplated by forward-looking statements, investors should review the Safe Harbor statement in the earnings press release issued this morning, a copy of which is available on our website at www.fticonsulting.com, as well as other disclosures under the headings of Risk Factors and Forward-Looking Information in our Annual Report on Form 10-K for the year ended December 31, 2025, our quarterly report on Form 10-Q and other filings with the SEC.

Investors are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this earnings call and will not be updated. FTI assumes no obligation to update these forward-looking statements whether as a result of new information, future events or otherwise, except as required by applicable law.

During the call, we will discuss certain non-GAAP financial measures. A discussion of any non-GAAP financial measures addressed on this call and reconciliations to the most directly comparable GAAP measures are included in the press release and the accompanying financial tables that we issued this morning and were also posted to the Investor Relations section of our website.

Lastly, there are two additional items that have been posted to the Investor Relations section of our website for your reference. These include a quarterly earnings presentation and an Excel and PDF of our historical financial and operating data, which have been updated to include our second quarter 2026 results.

With these formalities out of the way, I'm joined today by Steven Gunby, CEO and Chairman; Angela Nam, our Chief Financial Officer; and Paul Linton, our Chief Strategy and Transformation Officer. At this time, I will turn the call over to our CEO and Chairman, Steve Gunby.

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Steven Henry Gunby

Chairman, President & Chief Executive Officer, FTI Consulting, Inc.

Thank you, Mollie. Good morning, everyone, and thank you all for joining us. As you may have seen this morning we reported revenues for the second quarter that were once again a record. At the same time, our bottom line performance was somewhat below our expectations, for reasons that I'd like to go into in a bit more detail. And specifically we thought it might be useful if we highlight which of those reasons we believe are temporary in nature and which may be more durable and therefore highlight what we think all of this might mean for the rest of the year.

So, with that, let me dive in. One major reason for the bottom line performance was that our SG&A ran higher than expected this quarter. Angela will talk about the SG&A in more detail. And important, she will talk about why we do not expect that to recur going forward. So, let me leave that discussion to you, Angela.

Let me spend a bit more time, perhaps, on the other reasons, which have to do with the fact that despite record revenues we actually expected revenues to be even stronger, particularly in a number of the international markets where we've been able to add terrific senior talent and great numbers of that senior talent over the last while. And most notably let me highlight that phenomenon in EMEA.

As I will mention a couple of times in this talk, EMEA did continue to grow. In some businesses in EMEA, for example, our Spain and Germany businesses had terrific quarters. They exceeded our expectations. But we did have challenges in the quarter, both in the Middle East and in the UK, challenges which have – appeared to have different bases and therefore different potential durability.

With respect to the UK, our sense is the issues here are short term in nature, the normal sorts of zigs and zags that affect different businesses at different points in time. As I hope everyone on this call knows, we have great businesses in the UK, almost across the board. But as we all know, even – sometimes even with the greatest businesses we have, businesses like our restructuring business or our ECon business in UK, they can happen to have some cases and at a particular point in time and some delays in new major cases beginning. And when you have those sorts of gaps in those quarters, of course, it flows through to the bottom line.

In this case, the timing of that gap between cases ending and starting was far from ideal because given the timing of client vacations in EMEA in the summer, it's typically hard to have a rebound start immediately in the middle of the summer over there. But important, I wanted to underscore, we do not believe the revenue shortfall in the UK versus expectations is more than a short-term issue.

With respect to the Middle East, however, it's obviously a more complicated question, as I'm sure everyone on this call knows. The Middle East has serious geopolitical disruption and I think the world as a whole is having trouble predicting just how long that geopolitical disruption is going to last. We do have a great team there and typically over any extended period of time, my experience is the quality of the team that determines success, not market forces or even geopolitical disruptions. But in the Middle East, we clearly do not yet have any definitive sense of when that business will turn.

Let me step back for a minute from specific markets. I did want to underscore that even with revenue below some of our aspirations in some of these markets, our overseas markets in general, in EMEA in particular, are growing on the top line in Q2. They're just growing on the top line slower than our aspirations. And let me see if I can explain that a little bit more.

As I hope many people on this call know, we have been the beneficiary of a terrific set of hires over the last while. Yes, in the US, but particularly overseas, as well as some terrific promotions there, and with those aspirations and with those additions that's come conviction, belief and associated aspiration for revenue growth that is considerably higher in mid-digit – single digit. And important we still have that conviction and those aspirations and those expectations. I am, we are powerfully excited about the people we've added and the people we are continuing to add and the people we're promoting. But importantly, when the revenue in a given quarter happens to not quite meet those aspirations and is up only mid to high single digits, the shortfall versus expectations ends up going through to the bottom line.

Given that we continue to see strong underlying demand in many places and believe most of the Q2 pressures were timing related, we are not changing our revenue guidance for the year nor our internal forecast for the bottom line for the second half of the year. But as Angela will talk about, given the fact that the bottom line year-to-date is below our expectations, we are adjusting our EPS guidance.

If I turn to look at the world by segment, the story is much the same as we've seen in many quarters, which is we've had some businesses and some businesses that have performed terrifically well and a few businesses that have either had more challenging markets or had the run off of some big jobs.

In Corp Fin, as I hope you will look at the data and see the results overall, terrific, which I find once again powerful and heartening given that the restructuring market is not universally hot right now and the broader M&A environment remains somewhat uneven. Our sense is that we continue to benefit from the strength of our platform and the fact that now for years talented people have continued to join us across each of the three service lines.

In FLC, our sense is that our experts continue to be called into the most complex, high stakes matters in the market in areas like cybersecurity, international trade, sanctions issues or complex anti-money laundering investigations. We believe we continue to gain share. Having said that, the amount of regulatory scrutiny going on globally is feeling less intense than in the past. So, even though we are strong this year, we are not expecting to replicate the sort of the bottom line growth that we've seen so vividly over the last few years.

In ECon, the quarter actually came in above our expectations. Now, as we've talked about, it will take multiple years to get ECon back to anywhere near historical levels of profitability. But as we've also discussed, we continue to have the leading experts and they continue to be involved in some of the most important antitrust, international arbitration, securities, litigation matters. And one can see the results of those capabilities in the strong sequential improvement in ECon this quarter. Although we have a long way to go, we do expect that in the second half of this year, the business will no longer be a year-on-year drag on revenue or on adjusted segment EBITDA.

Tech and Strat Comm both had solid quarters, particularly Strat Comm, when you look at the year-to-date. Both of these businesses face competitive environments with Tech in particular facing a very intense environment. But both businesses continue to make good progress and both see strong opportunities going forward.

So, what does that mean for us overall? Look, we always have – as we see frequently the chance for short-term air pockets like we've had the last few months in the UK. And of course, the world is a complicated place. And so geopolitical issues do happen like they've happened in the Middle East. And so you can have high aspirations in a given quarter based on the addition of terrific talent, which don't quite get met in that quarter. And you can have results that are affected by SG&A that happens to hit in that quarter. Those things can happen in any given quarter, but our experience is that over any multi-quarter period, the relevancy, the power of one's offering is what tends to win out.

In that connection, I would note that even in the face of what I've talked about today, year-to-date, we were up 7% on the top line and up 10% if you normalize for the ECon issues we're working through, which may raise in your mind the question that we were talking about, which is how – how did we actually hit 10% growth even with certain places not meeting the full breadth of our aspirations?

Let me highlight two reasons, because they're important in themselves, but because both of them undergird why I, why we are so confident in this business going forward and over the medium term.

One is that we continue to win in the traditional markets that we have won in for a long time. Markets that continue to show themselves powerfully relevant today. And the second is that if anything, AI is further feeding that growth.

So, let me take a minute on each of those. In terms of our traditional markets, the world of bankruptcy hasn't gone away, nor is the world of antitrust of transactions, of investigations, of disputes, of litigation, of reputational issues. And what we are seeing ever more is when the stakes are high, clients want the best experts. A phenomenon that we believe have been benefiting us for seven or eight years now and we believe will continue for a while. And our current view is that AI is anything is reinforcing those phenomena. At one level, we're finding that the companies involved in AI are facing and calling us for their own set of high-stakes challenges, whether it's litigation, regulatory concerns, transactions or disputes. More generally, AI itself is this type of disruptive force that tends to lead to the sorts of things that we are the lead experts at, whether it's bankruptcies, investigations, disputes or crises.

You can talk about that conceptually. You can see some of that in headlines. You can also start to see that vividly in our client engagements. For example, in ECon, as you may have seen, one of our new affiliates recently served as the lead expert in supporting in that high profile OpenAI bus case, which as you may know was a victory for our client OpenAI. Where generally we're being asked to advice on AI-related matters involving intellectual property issues or disputes around misinformation or antitrust claims involving major companies.

And in Tech, we're finding that the leadership position that they are creating in AI is allowing them to do types of works that I don't think even they could fathom doing a few months ago, let alone a few years ago. So, we talked about a case recently where we had to look not at 45,000 emails in a day or two days, but 45,000 images and videos and mobile data in this incredibly short period of time to help our client decide its litigation strategy. That wasn't possible just a few months or years ago, and the leadership position we have established in those sorts of work is helping us extend and reinforce our position as the leaders for the most complicated, expert-driven work. Those are just a couple of examples.

So, would I have preferred that the bottom line this quarter fully meet my expectations? Of course, I would. But the reasons that you all know but also because I'm so excited about the talent we've added around the world, we believe in the best we're making and the power of that talent. And it's frustrating anytime you have short term factors that you feel are obscuring the success that those people are driving. And of course, more generally, I am concerned about the Middle East, not just for our business, but for our people and of course for the world.

Importantly, none of what we've talked about today leaves me any fundamentally less optimistic about the fabulous teams of experts we have assembled and are continuing to assemble, the leading positions we have created, the resulting ability we now have so many places to deliver the most critical work for our clients, the effect of that work on building our brands in the market, which in turn continues to augment our position in the virtuous group of professional services where you deliver great work for your clients, and because great people are motivated to participate in that and do that, leads to you being able to attract and develop great people, which in turn reinforce that we built the business and show it over time with a better platform for our people, makes a difference for our clients, and ultimately creates a business that is ever more powerful for you, our shareholders.

With that, I want to turn this over to Angela, but before I actually let her talk, let me reiterate, Angela, just how happy I am that you are here. Let me tell to all of you just how impressed I am, how quickly she has gotten up to speed, and how impressed I am on the credibility she has established so quickly within our leadership team.

Angela, over to you.

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Angela Nam

Chief Financial Officer, FTI Consulting, Inc.

Thank you for the welcome, Steve. Good morning, everyone. I am pleased to be here. I want to thank the entire FTI team for the warm welcome and support I've experienced during my transition. Although I've only been with FTI for three months, I've had the opportunity to spend time getting to know our experts around the world. What has stood out the most to me is our collaborative culture, the exceptional quality of my colleagues and the impactful work they deliver for our clients.

As a former client of FTI, I experienced the talent and expertise that our teams bring to clients firsthand, which was a big part of what attracted me to this company. It's been especially rewarding to see the business from a different perspective, again a deeper appreciation for the value FTI delivers and just how broad and deep our platform is, which is what makes FTI so distinctive in the market. And with that, I'll review our second quarter financial performance before discussing our balance sheet, cash flow and guidance.

Turning to our results. We delivered record second quarter revenues, up 5.3% year-over-year led by growth in our Corp Fin, Tech and FLC segments. Excluding pass-through revenues, revenues increased 6.5%. Notably, as Steve said, we also saw strong sequential improvement in ECon. Despite the revenue growth, adjusted EBITDA declined year-over-year because of higher direct costs and SG&A expenses. Higher direct cost primarily reflected investments in our Corp Fin, FLC and Strat Comm businesses, as we continued to add senior talent and build out teams behind them.

SG&A of $230.7 million compared to $202.2 million in the prior year quarter. The increase in SG&A expenses reflects higher compensation, T&E and legal expenses. The increase in compensation was driven primarily by higher salaries and benefits, which included some one-time compensation expenses in the quarter that will not recur. The increase in T&E was primarily due to our all SMD meeting held in April, as we did not hold the meeting last year. Higher legal expenses were primarily driven by higher litigation costs. This increase included $6.6 million of extraordinary litigation-related expenses recorded in unallocated corporate SG&A.

The second quarter marked an inflection point in the company's litigation against a former employee originally filed in 2023, which fundamentally changed the scope of the litigation. In May, the court allowed a third amended complaint, which expanded the case to include additional defendants, including a competing firm and new claims. Because of the magnitude, complexity and expansion of this litigation, we believe our shareholders will benefit from visibility into the true underlying operating performance of our business and transparency into the costs associated with protecting the company.

Adjusted EBITDA of $104.5 million or 10.5% of revenues compared to $111.6 million or 11.8% of revenues in the prior year quarter. Adjusted EBITDA, which excludes the extraordinary litigation-related expenses declined year-over-year as the increase in revenues was more than offset by higher direct costs and SG&A expenses. Billable head count increased 3.2% year-over-year. As Steve mentioned, we continue to find and invest in great senior talent, reflecting billable head count growth of 5% at the SMD and MD levels, as our expert model is increasingly relevant in the market.

Our Q2 effective tax rate of 20.8% compared to 22% in the prior year quarter. The decrease was primarily due to tax benefits related to a tax equity investment in renewable energy. This benefit was partially offset by an unfavorable tax adjustment for share-based compensation compared to the prior year quarter.

Weighted average shares outstanding or WASO of 29 million shares, compared to 33.6 million shares in the prior year quarter. Q2 GAAP EPS was $1.99 and adjusted EPS was $2.16. The variance between GAAP and adjusted EPS was due to the extraordinary litigation-related expenses, which reduced GAAP EPS by $0.17.

Now, turning to the segment level performance, Corp Fin had another strong quarter delivering 8.5% revenue growth year-over-year. Corp Fin's top line performance was driven by higher realized flow rates across the business and higher success fees. In the second quarter, turnaround and restructuring represented 44%, transactions represented 26%, and transformation represented 30% of segment revenues. The transformation practice exceeded our expectations this quarter, growing 26% year-over-year as we support end-to-end cost takeout, supply chain and operational efficiency mandates. Key industries supported in the quarter included telecommunications, technology and healthcare.

In transactions, revenues grew 10% year-over-year as we supported marquee deals such as Skyworks acquisition of Qorvo and Hogan Lovells merger with Cadwalader. Of note, the turnaround and restructuring saw a 2% revenue decline year-over-year. We continue to support some of the largest bankruptcies globally, including DISH Network, Spirit Airlines, First Brands and Marelli in the US; Prax Lindsey Oil Refinery in the UK; Raizen, the largest out-of-court restructuring in Brazilian history; and in Asia, we're supporting the lenders in the restructuring of a number of well-known Chinese property developers.

Importantly, we continue to make investments in Corp Fin. In fact, almost 50% of our year-on-year head count growth can be tied back to investments such as building out our transactions and transformation businesses in EMEA, and our healthcare and mining businesses in Australia, as we've added junior head count to support investments we've made over the last two years.

In FLC, our North America business continues to perform well, primarily driven by our financial services and cybersecurity businesses, where demand is being driven by shifting regulations and a more complex threat environment. As Steve said, AI is the type of disruptive force that tends to lead to demand for expert services. Our clients turn to us when AI gets complicated, risky or broken.

In financial services, clients are being challenged with how to deploy AI responsibly and are questioning whether AI tools are being used appropriately or if AI processes are creating regulatory, legal or operational risk. In cybersecurity, the adoption of AI introduces new risks, including exposing – exposing their data and AI-generated content or automation contributing to fraud or misconduct among other challenges. Clients are equally concerned about the AI risk introduced by third parties and the ability of AI to enable cyberattacks.

While demand for expertise is being driven in part by AI in this area, the business overall saw lower volumes and a continued pullback in regulatory enforcement. Nonetheless, our ability to be the firm our clients call on for the most complex cases means our higher realizable rates allowed us to deliver year-over-year top line growth. Our market positioning is strongest for [ph] clients needs (00:25:44) independent judgment, credibility and deep expertise. And in this vein, we also continue to make investments in senior head count in FLC, with more than 40% of our year-over-year head count growth being at the SMD and MD levels.

As Steve mentioned, this quarter's ECon performance exceeded our expectations. ECon revenues increased

$13.2 million and adjusted EBITDA increased $14.7 million sequentially due to strength in Compass Lexecon in both EMEA and North America.

In EMEA, growth was led by our M&A-related antitrust business, supported by mergers such as Anglo American sale of its Brazilian nickel assets to Hong Kong-listed MMG and Amadeus' plan to acquire French biometrics company, IDEMIA Public Security, among others. In North America, growth was driven by Compass Lexecon's financial economics and antitrust businesses, supported by headline cases such as the OpenAI engagement, Steve mentioned. The sequential increase in adjusted segment EBITDA was due to higher revenues and lower compensation, as we had some 1Q compensation items that did not recur.

Tech's 18.4% revenue growth year-over-year was driven by increased demand for M&A-related second request services. As you might remember, Q2 of 2025 was an unusually slow quarter for M&A-related second requests, with the number of paused or canceled engagements resulting from the change in the US administration.

Strat Comm also delivered a solid quarter. Excluding pass-through revenues, Strat Comm's revenues increased 5.4%, primarily due to higher demand for corporate reputation services. Worth noting, Strat Comm's results reflect the strength of our multiyear investments to build out our higher margin event-driven offerings such as areas of crisis, cyber, M&A and activism, including working with Corp Fin on restructurings for Wolfspeed and Spirit Airlines, and the mega mergers of McCormick and Unilever, and Skyworks and Qorvo, as well as high profile activism work such as Lululemon.

Now, turning to key cash flow and balance sheet items. Net cash provided by operating activities of $152.3 million, compared to $55.7 million in Q2 of 2025. The increase was primarily due to higher cash collections and lower forgivable loan issuances and income tax payments, which was partially offset by higher operating expenses and compensation payments.

During the quarter, we repurchased 2.6 million shares at an average price per share of $150.84 for a total cost of

$390.9 million. We made those purchases based on our assessment of long-term value and available balance sheet capacity while continuing to fund investments in talent. As of June 30, 2026, approximately $344 million remained available for share repurchases under our share repurchases program.

Turning to our full year 2026 guidance. Year-to-date, our revenues are up 7% year-over-year or 10% if you exclude ECon. As such, we are reaffirming our guidance for revenues of between $3.94 billion and $4.1 billion. While we're maintaining our revenue guidance, we are lowering our GAAP EPS guidance to between $8.70 and

$9.30, which compares to the prior range of between $8.90 and $9.60. We expect adjusted EPS to be between

$9.10 and $9.70. While the first quarter also included litigation-related expenses, the $0.40 difference between GAAP and adjusted EPS reflects our second quarter extraordinary litigation-related expenses of $0.17 and our current estimate for these expenses in the second half of the year.

Our guidance – our updated guidance incorporates the following key assumptions. First, ECon exceeded our expectations in Q2. The sequential improvement demonstrated by our Compass Lexecon business was meaningful and broad based. As discussed last quarter, the cost structure is already in the P&L and while we don't expect another sequential step up, we do expect year-over-year growth in revenue and adjusted segment EBITDA in the second half of 2026.

Second, we are an event-driven business and therefore our results can be lumpy due to factors such as jobs rolling off and new jobs rolling on, which can be exacerbated by seasonality as well as market activity in key areas such as restructuring, M&A and regulatory activity. Although there are geographical differences around the world, the restructuring market has been softer year-to-date. Despite the weaker market backdrop, our global restructuring revenues increased 8% compared to the first half of 2025 as we continued to increase our market share, especially in large company-side matters. This is once again evidenced by our leading positions and league tables as we remain well positioned to win the most complex matters globally.

For M&A, the current US administration's more deal friendly posture has boosted megadeal volume, driving higher demand for our second request services in Tech and M&A-related antitrust services in ECon. However, faster clearances, more negotiated remedies, and fewer litigated challenges may reduce the duration and intensity of our engagements. In Corp Fin and Strat Comm, we believe we are taking share as we continue to bring more of our services to our clients across the deal lifecycle. For FLC, which also benefits from high levels of regulatory scrutiny, we have seen slower markets under the current US administration. However, we have won our share of engagements or more on the largest, most complex cases and our teams have been quick to pivot to support areas of evolving client needs.

Third, we're differentiated by our low leverage expert base model and we continue to see strong opportunities to invest in great talent. We've announced 45 SMD and affiliate hires year-to-date in key businesses such as transaction, transformation, corporate reputation, disputes, cybersecurity, and risk and investigations. Additionally, we're poised to welcome more than 270 graduates in the third quarter as part of our annual class of hires.

Fourth, we expect SG&A expenses for 2026 to be approximately $70 million higher than 2025, which compares to our previous expectation of $60 million higher. The increase is primarily due to an expectation for higher legal expenses, which include extraordinary litigation-related expenses. Sequentially, we expect SG&A in Q3 to be approximately $12 million lower than Q2.

Lastly, we now expect our full year effective tax rate to be between 21% and 23%, which compares to prior range of between 22% and 24%.

Our record revenues this quarter reflect the powerful platform, the unique set of offerings that we have, as well as how relevant our people are in an increasingly complex, evolving landscape. While this business experiences its share of volatility or zigs and zags, as Steve said, I am energized by the strong fundamentals supporting our long-term growth trajectory. That confidence is reinforced by a very strong balance sheet, a differentiator that's uncommon in our industry. I am excited about our opportunities ahead with the continued focus on transparent engagement with our shareholders and creating sustainable value over time.

And with that, we'll open the call up for your questions.

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QUESTION AND ANSWER SECTION

Operator: Thank you. We will now begin the question-and-answer session. [Operator Instructions] And today's first question comes from James Yaro at Goldman Sachs. Please go ahead.

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James Yaro Analyst, Goldman Sachs & Co. LLC	Q

Good morning and thanks for taking the questions. Steve, I was hoping you might be able to expand a bit more on your comments around the Middle East impacts on the business and specifically what I think would be helpful might just be a little bit more granularity on how the geopolitical disruptions are weighing on the business in the region? And then I guess as we look ahead, could that at some point flip to a tailwind for your businesses and why?

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Steven Henry Gunby Chairman, President & Chief Executive Officer, FTI Consulting, Inc.	A

Yeah. Look, it's a good question. Look, eventually, could it be a tailwind to our business, of course. We believe our business is currently functioning well below the capacity of the team we have there and it's a terrific team. The real question is when the heck does that happen? And I think it's really, really difficult to foresee.

I mean, first of all, and the manifestations of the geopolitical conflict are different, right. For some period of time, you have people exiting for fear of safety, then they came back. You have -sometimes some of the buyers are suspending purchases at this point in time and then they authorize the purchases but then they suspend the start of assignments and this thing – this – you get – you get reports that change weekly on a weekly basis. And of course, we get reports from our political leaders that suggest that different weekly forecast of the end of a geopolitical conflict.

So, I think it's incredibly – it's incredibly hard to forecast this. And it's not that we don't believe that there would be a long-term tailwind. My general experience over a million years now in professional services over an extended period of time if you have the best team, you win because there is a need in those markets. But forecasting win is hard. And so I think we're being very cautious about saying we don't see a turn any time near term.

I hope we're wrong, James, for the world, [ph] not just for us (00:36:47).

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James Yaro Analyst, Goldman Sachs & Co. LLC	Q

Thanks, Steve. That's really helpful. Just turning quickly to restructuring. Obviously, robust in the quarter, again. We are seeing a growing list of macro and geopolitical considerations that I would expect could impact restructuring, whether it's private credit, the global conflict, as well as software issues. Could you just give us the mark-to-market on what that means for the restructuring outlook from here and whether this has started to improve?

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Steven Henry Gunby Chairman, President & Chief Executive Officer, FTI Consulting, Inc.	A

Yeah. Look, let me – let me – I'm going to – I'm going to let – since I – my crystal ball always fails, I'm going to let Angela try out her crystal ball. But let me just agree with your more macro things and points. We believe the macro forces out there are incredibly favorable towards this business over the next while. We believe that the macro forces out there have been favorable to this business for the last while and there's been a lot of liability management exercises that have postponed potential restructurings, but not always solved the problem.

So, we believe the position we've created is obviously generating good results, but there's real upside. The question of when is where the crystal ball comes in and I've never been that good – is your crystal ball better, Angela?

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Angela Nam Chief Financial Officer, FTI Consulting, Inc.	A

I hope, they will see. I mean to echo what Steve was saying, while we wouldn't characterize the environment as a broad-based restructuring boom currently, we are seeing deep pockets of activity and we're encouraged by the quality and the size of opportunities in the market.

As we've covered, even though the overall restructuring activity remain uneven and a little softer year-to-date, our global restructuring revenues grew 8% in the first year versus the prior year and we do continue to win some of the largest and the most complex matters. So, that gives us confidence in our market position to continue to win those larger cases.

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James Yaro Analyst, Goldman Sachs & Co. LLC	Q

That's very clear. Just one last one for me. Just wanted to touch a little bit on the repurchase activity. You once again had – had strong repurchase activity in the quarter. Could you just update us on your capital deployment priorities from here, if the stock price stays at this level let's say, and maybe you could weigh that up against your appetite to add leverage from here.

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Angela Nam Chief Financial Officer, FTI Consulting, Inc.	A

Sure.

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Steven Henry Gunby Chairman, President & Chief Executive Officer, FTI Consulting, Inc.	A

Yeah. Look, [indiscernible] (00:39:26) Angela.

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Angela Nam Chief Financial Officer, FTI Consulting, Inc.	A

Yeah, sure. As we've been in the past, we've always been opportunistic with our share buybacks and we don't have a specific purchase target short term or long term. In 2025 and the first quarter – second quarter of this year, we saw opportunities to purchase. And as we've said in the past, when we believe the market has misunderstood or is misunderstanding or mispricing the potential of our business, we'll invest pretty heavily.

So, as we've seen with our buybacks in 2017 and in 2020, we've had a pretty good outcome so far.

Asking about our capital allocation strategy, I think it has not changed. We'll continue. We are committed to our current disciplined capital allocation strategy, which goes in the order of cash to fund operations and investments for organic growth, and then looking at M&A opportunities when available. We'll continue to repurchase shares on an opportunistic basis or we always have the option of paying down our debt.

From a leverage perspective, we did upsize our revolver this quarter, adjusting from $900 million to $1.5 billion. We view that as a position of strength and it wasn't a necessity. Just to remind you, our revolver was due to become current later this year, and when I joined it was a priority for me to get that refinanced. So, when we had an opportunity to extend the maturity by five years, increase the size, all the improved economics, we thought it was a positive outcome to improve our financial position and increase flexibility.

And given that we generate substantial EBITDA and free cash flow, we see that as prudent financial management as we can control the timing of our debt repayments as well.

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James Yaro Analyst, Goldman Sachs & Co. LLC	Q

Very comprehensive and helpful. Thank you.

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Steven Henry Gunby Chairman, President & Chief Executive Officer, FTI Consulting, Inc.	A

Nice talking with you, James.

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Operator: Thank you. And our next question today comes from Andrew Nicholas with William Blair. Please go ahead.

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Andrew Nicholas Analyst, William Blair & Co. LLC	Q

[Technical Difficulty] (00:41:41) I wanted to first touch on some of the prepared remarks around kind of legislative changes with – within merger reviews. I think the DOJ recently announced some changes there to accelerate reviews and potentially reduce information requests. So, I'm wondering if you could speak a little bit more to the puts and takes on that development to economic consulting and maybe any additional color you could provide on what impact you've seen from that to date?

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Steven Henry Gunby Chairman, President & Chief Executive Officer, FTI Consulting, Inc.	A

Yeah. Look, as of now, we haven't seen any major impact of that on our business to date. And we'll be monitoring this as we always monitor legislative changes. These sorts of changes happen with some frequency and there are lots of other phenomena going on as well that can affect the business. But as of now, we're not seeing any major impact.

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Andrew Nicholas Analyst, William Blair & Co. LLC	Q

Understood. Thank you. And then for my follow-up, just on guidance, I think in past years when you've made adjustments after the second quarter, you've narrowed the revenue range a little bit. Doesn't absolutely reaffirming the outlook this quarter, you're not doing that in 2026. So, can you just kind of speak to, why it's a little bit wider range of second half outcomes than is typical? I suspect some of that is Middle East and Steve you talked about just, the fact that it's an event-driven business having some variability, but wondering if there's any – anything else you could add there or make any comments on kind of segment level variability or where maybe the range of outcomes is especially wide at that level? Thank you.

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Steven Henry Gunby Chairman, President & Chief Executive Officer, FTI Consulting, Inc.	A

Yeah. I think you've hit the nail on the head Andrew, look, if you think about, look, I'm not just even think about like the UK and the Middle East, right. The Middle East, we have in there not a huge revenue recovery in the second half of the year. Hopefully, the world turns out to be better and that's a possibility.

With the UK, which we talked about, we have confidence in the business. It's hard to turn around, I hope my European colleagues [indiscernible] (00:44:01) it's hard to get immediate rebounds in Europe when all your clients are on vacation. And that's an exaggeration. All your clients aren't on vacation, but there is a lot of vacations in July and August, and that means if you start the summer slow, it's hard to get an immediate rebound. And then – and then it actually – and then you say the rebound happens in the fall or when in the fall, does it happen in the end of August or September? Does it happen in September or October?

So, there's a lot of uncertainty in general and then there's more now. So, we just decided it was not worth narrowing that range. I mean we feel really well positioned. And for example, as Angela was saying, we feel really well positioned against some potential very big jobs in Corp Fin. But when do they start? Do they settle? All those sorts of things are still out there. And so we just didn't think it was prudent to narrow that range at this point, Andrew, but I think that's just reaffirming what you were surmising. Yes.

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Andrew Nicholas Analyst, William Blair & Co. LLC	Q

Yes. Thank you very much.

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Operator: Thank you. And our next question today comes from Tobey Sommer with Truist. Please go ahead.

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Tobey Sommer Analyst, Truist Securities, Inc.	Q

Thank you. I wanted to ask the question about the guidance from a back half perspective in EBITDA and for the year for EBITDA. EBITDA is down but of course you're growing EPS mostly from share repurchase and I understand the litigation expense. What's the – what does it imply for EBITDA in the back half? And maybe what are the biggest levers for you to start growing that as we aim in the next year and beyond? Thanks.

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Steven Henry Gunby Chairman, President & Chief Executive Officer, FTI Consulting, Inc.	A

I'll give you a quick start on that and then let's see if Angela wants to grab. Look, obviously, in EPS we are benefited from WASO in the second half of the year, although net interest of course is higher and there are some other corporate things like tax rate differences. But also some of it has to do with the fact that we have a lot of SG&A in the first half of the year that we don't recur or expect to recur in the second half. And the SG&A obviously shows up in EBITDA and then some of it has to do with certain businesses doing better in the second half than the first half. So, it's not all WASO type stuff.

But Angela, I don't know how much you want to elaborate beyond that.

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Angela Nam Chief Financial Officer, FTI Consulting, Inc.	A

Yeah. I think as Steve said, we did have some SG&A expenses in the first half of the year that we don't expect to incur in the second half, which included higher T&E in our all SMD meeting in April, we had some lower [ph] Workday (00:46:41) implementation spend and some one-time compensation items.

We also noted lower legal expenses compared to the first half of the year. As we noted, we did have legal expenses also in Q1, but we'll start beginning to disclose our extraordinary litigation expenses in Q2 and we expect those costs to be lower in the second half of the year.

That also is supplemented by, we expect second half business performance improvement, primarily driven by ECon and Tech. So, those along with the share repurchases, the WASO impact and our lower effective tax rate for the full year, we do believe we'll have a strong pickup in earnings in the second half.

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Steven Henry Gunby Chairman, President & Chief Executive Officer, FTI Consulting, Inc.	A

Does that help Tobey?

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Tobey Sommer Analyst, Truist Securities, Inc.	Q

It does on the mechanical side in terms of EPS. But I was really trying to get to the EBITDA. But shifting gears, what is the – what's your expectation for MD head count growth? And you can pick their timeframe over the next year or two, wondering what the trajectory would be either sequentially or year-over-year as we use that as an input to inform our models? Thanks.

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Steven Henry Gunby Chairman, President & Chief Executive Officer, FTI Consulting, Inc.	A

Yeah. Look, so let me just come back to the EBITDA thing. Look, one thing I think you got to remember here Tobey is, we've been working through these – the impact of ECon on our EBITDA. So, our EBITDA has – look, right, between 2017 and 2024, we were a growth – real growth company not only on top line but also on EBITDA and EPS. I mean with all the zigzags and all that sort of stuff, we were a powerful double-digit growth on everything.

In the last couple of years, we're making some of it work and grow but we're working through a major impact on our EBITDA from the – from the ECon issues, right. And I think what we've been trying to do is to get to a place where we can think that the drag from it is behind us. And that's where we think we are, the drag is behind us.

But if you got to look at why isn't EBITDA growing and all these other stuff, I think you just got to normalize for what impact, what kick in the peak we've had in the ECon business, which is the basis for the litigation. And then what we've done now to try to get beyond the year-on-year drag. Okay. So, I think that's a helpful thing.

I think your question on senior head count growth is a great one for going forward. I think even year-to-date, I think our SMD growth year-on-year is north of 6%. It's between 6% and 7%, which is more overseas than it is in the US. And I think our MD is probably comparable to that. I mean our junior head count is growing a little bit less quickly, but we are growing that.

And so we are still believing, we're still finding lots of people wanting to join us, providing powerful brand propositions and we're finding good price realization when we need it. So, we're expecting that to kind of show up not just in the – it's starting to show up in the top line growth, as you saw this quarter but we expect that eventually, once you get through the drag that we've been working through for the last couple of years to start to show up, any given quarter can be bumpy, but go up and in any medium term in our – in our EBITDA lines and as well as our EPS lines.

Does that help, Tobey?

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Tobey Sommer Analyst, Truist Securities, Inc.	Q

Yeah, it does. And then last question for me is, I'd love to get your perspective on nominal bill rate increases and expectations for that as well as net realized bill rate increases. And if you could, as part of your answer beyond just the whole firm comment on Economic Consulting, that would be great.

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Steven Henry Gunby Chairman, President & Chief Executive Officer, FTI Consulting, Inc.	A

I don't know if we give out the specifics. If we do, I'll let Angela do that. What I would say is that there has been a conscious focus that for a couple of years we didn't maintain our – grow our rates as much as we should have in an inflationary environment and we need to recapture that and we have the ability to recapture that because of the size and importance of our jobs. And that is a message that the executive team embraces and we have been working on and you see particular success over couple of years in FLC in a number of places, but everybody is focused on that.

So, I'm not sure we give out specific numbers on that, but it's something we are committed to and we believe we will continue to have progress on.

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Tobey Sommer Analyst, Truist Securities, Inc.	Q

If I could just follow-up on that. If you – if you feel like you hadn't been raising rates enough, is it fair to say that over the medium term here you might have an opportunity to grow bill rates more quickly than over the last little bit?

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Steven Henry Gunby Chairman, President & Chief Executive Officer, FTI Consulting, Inc.	A

Yeah, I think – I think we've been starting to try to recapture that. I think that during the inflationary periods of like 2019 to 2024, we just were slow to raise our rates at the rate we should have. In the last couple of years we started to make progress, but we continue to – expect to continue to make progress, that's the way I would say it, Tobey.

Does that help?

Tobey Sommer Analyst, Truist Securities, Inc.	Q

Okay, thanks.

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Steven Henry Gunby Chairman, President & Chief Executive Officer, FTI Consulting, Inc.	A

Any other questions?

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Operator: We have no further questions at this time, sir.

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Steven Henry Gunby

Chairman, President & Chief Executive Officer, FTI Consulting, Inc.

Well, thank you very much for your time and attention, and we hope everybody is having a great summer and we look forward to being back with you in a few months. And welcome again, Angela. Thank you, all.

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Angela Nam

Chief Financial Officer, FTI Consulting, Inc.

Thank you.

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Operator: Thanks, everyone. That does conclude today's conference call. We thank you all for attending today's presentation. You may now disconnect your lines and have a wonderful day.